Exhibit 6

AZI Letter Agreement

OMERS Infrastructure Asia Holdings Pte. Ltd.

1 Marina Boulevard, #28-00,
One Marina Boulevard,
Singapore 018989

CONFIDENTIAL

August 5, 2021

This non-disclosure letter agreement (the "Letter Agreement") is between Azure Power India Private Limited (the "Company") and OMERS Infrastructure Asia Holdings Pte. Ltd. ("OMERS Asia"), in connection with the appointment of a non-voting observer on the board of directors (the "Board") of the Company and all committees of the Board (the "Board Observer"). This Letter Agreement sets forth the terms and conditions for the Board Observer to participate in meetings of the Board and to receive information in respect of such meetings.

In consideration of the mutual covenants and agreements set forth in this Letter Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company agrees with OMERS Asia the following:

1. Board Observer Rights.

(a) In accordance with the resolutions of the Board, dated July 20, 2021, OMERS Asia may appoint its representative as Board Observer to attend all meetings of  the  Board and any committee of the Board (including telephonic or videoconference meetings of the Board)  in a non-voting, observer capacity; provided that any such representative shall have executed and delivered to the Company a copy of the Acknowledgement and Letter Agreement to be Bound in the form attached hereto as Exhibit A (the "Acknowledgement").

(b) The Board Observer may participate in discussions of matters brought to the Board (or any committees of the Board), as the case may be, for consideration, but in no event will the Board Observer (i) be deemed to be a member of the Board (or any committees of the Board); (ii) except for (and without limitation of) the obligations expressly set forth in this Letter Agreement and the Acknowledgement, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its shareholders; or (iii) have the right to propose or offer any motions or resolutions to the Board or to vote on any motions or resolutions of the Board.  The presence of the Board Observer will not be considered for purposes of establishing a quorum in respect of any meeting of the Board. The Board Observer will not be entitled to any compensation from the Company for its role as observer.

(c) The Company will provide to the Board Observer copies of all materials that it provides to Board members or committee members ("Board Materials"), including all notices, minutes, consents, and exhibits and annexes to any such materials, at the same time and in the same manner as such information is delivered to the Board members or committee members.

(d) Notwithstanding anything herein to the contrary, the Company may exclude the Board Observer from access to any Board Materials, meeting or portion thereof if the Board concludes, acting in good faith, that (i) such exclusion is reasonably necessary to preserve the attorney-client or work product privilege between the Company or its affiliate and its counsel (provided, however, that any such exclusion will only apply to such portion of such material or meeting which would be required to preserve such privilege); (ii) such Board Materials or discussion relates to the Company's or its affiliates' relationship, contractual or otherwise, with the OMERS Asia or its affiliates or any actual or potential transactions between or involving the Company or its affiliates and OMERS Asia or its affiliates; or (iii) such exclusion is necessary to avoid a conflict of interest or disclosure that is restricted by any agreement, law or rule to which the Company or any of its affiliates is a party or otherwise bound or subject.

2. Confidential Information.

(a) To the extent that any information obtained by the Board Observer from the Company (or any director, officer, employee or agent thereof) is Confidential Information (as defined below), OMERS Asia will, and will cause the Board Observer to, treat any such Confidential Information as confidential in accordance with the terms and conditions set out in this Section 2.

(b) As used in this Letter Agreement, "Representatives" means OMERS Infrastructure Management Inc. ("OIMI"), OMERS Administration Corporation ("OAC") and each of OMERS Asia, OIMI and OAC's affiliates, or any of its of their respective directors, officers, employees, affiliates or advisors, but only if they receive Confidential Information from the Board Observer or OMERS Asia (each, a "Representative"). For greater certainty, neither the Board Observer or OMERS Asia shall be deemed to have disclosed Confidential Information to its, OIMI's or OAC's portfolio companies by virtue of the fact that a director, officer or employee of any such portfolio company also serves as a director, officer or employee of any of them (each, a "Dual Capacity Person"), provided that such Dual Capacity Person does not share Confidential Information with any other director, officer or employee of such portfolio company (other than with other Dual Capacity Persons)

(c) As used in this Letter Agreement, "Confidential Information" means any and all information or data concerning the Company or its subsidiaries, whether in verbal, visual, written, electronic or other form, that is disclosed to the Board Observer in his role as Board Observer by the Company or any director, officer, employee or agent of the Company (including all Board Material that is non-public information), together with all documents derived from the foregoing which may be prepared or created by the Board Observer, OMERS Asia or its Representatives but only to the extent such documents incorporates or is based on Confidential Information; provided, however, that "Confidential Information" will not include information that:

i. is or becomes generally available to the public other than as a result of disclosure of such information in breach of this Section 2 by OMERS Asia, any of its affiliates, any of their Representatives, or the Board Observer;

ii. is independently developed by OMERS Asia, any of its affiliates, any of their Representatives, or the Board Observer without use of Confidential Information provided by the Company or by any director, officer, employee or agent thereof;

iii. becomes available to the recipient of such information at any time on a non-confidential basis from a third party that is not, to the recipient's actual knowledge, prohibited from disclosing such information to OMERS Asia or any of its affiliates, any of their respective Representatives, or the Board Observer by any contractual, legal or fiduciary obligation to the Company; or

iv. was known by OMERS Asia, any of its affiliates (other than the Company), any of its Representatives, or the Board Observer prior to receipt from the Company or from any director, officer, employee or agent thereof.

(d) Except as required by applicable law, regulation, regulatory request or legal process, OMERS Asia will, and will cause the Board Observer to, until such time that OMERS Asia no longer has a Board Observer (a) retain all Confidential Information in strict confidence; (b) not release or disclose Confidential Information in any manner to any other person (other than disclosures to affiliates of OMERS Asia or to any of its Representatives who (i) have a reasonable need to know such information; and (ii) are informed of its confidential nature); and (c) use the Confidential Information solely in connection with (i) OMERS Asia and the Board Observer's rights hereunder; or (ii) monitoring, reviewing and analyzing OMERS Asia investment in the Company and not for any other purpose; provided, however, that the foregoing will not apply to the extent the OMERS Asia or any of its respective affiliates, any of its Representatives or the Board Observer is required or requested to disclose Confidential Information, pursuant to the advice of its counsel, by judicial or administrative process, or by requirements of law, regulation or regulatory request; provided, further, however, that, if reasonably practical and legally permissible, prior written notice of such disclosure will be given to the Company and the disclosing party will use commercially reasonable efforts to notify the Company so that the Company may take action, at its expense, to prevent such disclosure and any such disclosure is limited only to that portion of the Confidential Information which, pursuant to the advice of the discloser's counsel, such person is compelled to disclose.  No notice to the Company will be required for any disclosures made in connection with routine supervisory examinations or regulatory oversight or in respect of any request which is not specifically targeted at the Company or the IFC-OMERS Transaction.  OMERS Asia further acknowledges that the Board Observer and OMERS Asia will from time to time be made aware of material non-public information in respect of the Company through the Board Observer's role as the Board Observer and agrees to comply with the Company's policies on insider trading as they apply to members of the Board and applicable U.S. federal securities and other laws applicable to it in respect of its trading activities.

(e) OMERS Asia, on behalf of itself and the Board Observer, acknowledges that the Confidential Information is proprietary to the Company and may include trade secrets or other business information the disclosure of which could harm the Company.  None of OMERS Asia, its Representatives or the Board Observer will, by virtue of the Company's disclosure of, or such person's use of any Confidential Information, acquire any rights with respect thereto, all of which rights (including intellectual property rights) will remain exclusively with the Company.  OMERS Asia will be responsible for any breach of this Section 2 by the Board Observer or its Representatives.

3. Notices

Notices are to be delivered in writing, by mail, courier service or email,

in the case of the Company, to

Azure Power India Private Limited

5th Floor, Southern Park, D-II, Saket Place, New Delhi-110017

Email: ir@azurepower.com

Attention: Mr. Ranjit Gupta and Mr. Pawan Kumar Agrawal

 and, in the case of OMERS Asia, to

OMERS Infrastructure Asia Holdings Pte. Ltd.

1 Marina Boulevard, #28-00,
One Marina Boulevard,
Singapore 018989

Email: PMaheshwari@Omers.com and JGratiaen@Omers.com

Attention: Prateek Maheshwari and Julian Gratiaen

or to such other address as may be given by each party from time to time under this Section.  Notices will be deemed properly given upon actual receipt.

Notices will be deemed properly given (i) upon receipt, if delivered by registered post, (ii) on the next business day, if sent by courier service, or (iii) the business day received, if sent by email.

4. Miscellaneous Provisions

This Letter Agreement and the resolutions of the Board, dated July 20, 2021 constitutes the entire agreement and understanding of the parties, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties regarding the matters set out in this Letter Agreement.  No provision of this Letter Agreement may be amended, modified or waived, except in a writing signed by the parties hereto.  This Letter Agreement may not be assigned without the prior written consent of the other party hereto, provided, however, OMERS Asia shall be entitled to assign its rights hereunder to any affiliate without such prior written consent.  The invalidity or unenforceability of any provision of this Letter Agreement will not affect the validity or enforceability of any other provision, and if any restriction in this Letter Agreement is found by a court to be unreasonable or unenforceable, then such court may amend or modify the restriction so it can be enforced to the fullest extent permitted by law.  The section headings in this Letter Agreement have been inserted as a matter of convenience of reference only and are not a part of this Letter Agreement.  This Letter Agreement may be executed by electronic signature in any number of counterparts, each of which together will constitute one and the same instrument.  Any waiver by any party hereto of a breach of any provision of this Letter Agreement will not operate or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Letter Agreement.  The failure of a party to insist on strict adherence to any term of this Letter Agreement on one or more occasions will not be construed as a waiver or deprive such party of the right to thereafter insist on strict adherence to that term or any other term of this Letter Agreement.

5. Remedies

OMERS Asia hereby acknowledge and agree that monetary damages shall not be a sufficient remedy for any breach (or threatened breach) of this Letter Agreement by them and that, in the event of any breach or threatened breach hereof, (a) the Company will have the right to immediate injunctive and other equitable relief, without proof of actual damages; (b) OMERS Asia will not plead in defense thereto that there would be an adequate remedy at law; and (c) OMERS Asia agree to waive any applicable right or requirement that a bond be posted by the Company.  Further, such remedies will not be the exclusive remedies for breach of this Letter Agreement but will be in addition to all other remedies that may be available to the Company at law or in equity.

6. Applicable Law; Venue/Arbitration

6.1 Any disputes, claims and controversies arising out of, or in connection with, this Letter Agreement, including a dispute regarding its existence, validity, interpretation, performance breach or termination, shall be referred to and finally resolved by the London Court of International Arbitration (the "LCIA") in accordance with the LCIA Rules for the time being in force.  The arbitral tribunal shall comprise of a sole arbitrator appointed as per the LCIA Rules. The place or seat of arbitration shall be London, England, and the place of hearing shall be New Delhi, India. The proceedings shall be conducted in the English language.

6.2 Subject to clause 6.1 above, this Letter Agreement will be construed, interpreted and governed by the laws of England, including its statutes of limitations, without giving effect to any conflict-of-laws rule that would result in the application of the laws of a different jurisdiction.  The courts of London, England shall have jurisdiction for purposes of this Letter Agreement.

7. Termination

This Letter Agreement will terminate on the date that OMERS Asia no longer is entitled to appoint a Board Observer on the Board, provided, that Sections 2, 3, 4, and 6 will survive any such termination or expiration.

8. FCPA and Anti-Bribery

Each party agrees that it shall comply in all material respects with all applicable laws while performing its obligations under this Letter Agreement including compliance with (i) the Foreign Corrupt Practices Act of the United States, (ii) any law implementing the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (iii) any applicable local laws prohibiting bribery, kickbacks or other unlawful or improper means of obtaining business or commercial advantages, including the Republic of India Prevention of Corruption Act, 1988. Each party agrees to comply with such laws regardless of their jurisdictional limitations, in so far as their dealings with or on the other party's behalf or its affiliates are concerned, or while performing its obligations under this Letter Agreement.

***

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing and returning the enclosed copy of this Letter Agreement.

AZURE POWER INDIA PRIVATE LIMITED

By:	/s/ Pawan Kumar Agrawal
Name:	Pawan Kumar Agrawal
Title:	Chief Financial Officer

Agreed and Acknowledged as of the date hereof:

OMERS INFRASTRUCTURE ASIA HOLDINGS PTE. LTD.

By:	/s/ Prateek Maheshwari
Name:	Prateek Maheshwari
Title:	Authorised Signatory

By:	/s/ Kao Pei Chui
Name:	Kao Pei Chui
Title:	Authorised Signatory

EXHIBIT A

ACKNOWLEDGEMENT AND LETTER AGREEMENT TO BE BOUND

August 5, 2021

This Acknowledgement and Agreement to be Bound ("Acknowledgement") is given by the undersigned as a representative designated by OMERS Infrastructure Asia Holdings Pte. Ltd. ("OMERS Asia") to act as the Board Observer under the letter agreement by and between Azure Power India Private Limited (the "Company") and OMERS Asia, dated as of August 5, 2021 (the "Letter Agreement").  Capitalized terms used, but not defined, herein have the meanings ascribed thereto in the Letter Agreement.

1. By his execution of this Acknowledgement, the undersigned acknowledges and agrees:

1.1 That he has received and reviewed a copy of the Letter Agreement and that his execution of this Acknowledgement is a condition precedent to his appointment as the Board Observer under the Letter Agreement.

1.2 To treat any Confidential Information obtained by him from the Company (or any director, officer, employee, affiliate or agent thereof) in accordance with the Letter Agreement.

1.3 That OMERS Asia may terminate the undersigned's service as the Board Observer at any time, with or without cause.  If the undersigned ceases to serve as the Board Observer, he will (a) no longer be entitled to exercise any rights afforded to the Board Observer under Section 1 of the Letter Agreement and (b) as promptly as practicable comply with the obligations under Section 2 of the Letter Agreement with respect to the delivery or destruction of physical materials containing or consisting of Confidential Information in his possession or control.

2. Upon the written request of the Company or OMERS Asia, the undersigned will promptly execute and deliver any and all further instruments and documents and take such further action as such party, acting reasonably, deems necessary to affect the purposes of this Acknowledgement.

3. The Board Observer will from time to time be made aware of material non-public information in respect of the Company through the Board Observer's role as Board Observer, and agrees to comply with the Company's policies on insider trading as they apply to members of the Board and applicable U.S. federal securities and other law applicable to it in respect of its trading activities, and further agrees to adhere to the Company's procedures and restrictions in respect of trading of the Company's securities as if he were a member of the Board, as such may be amended from time to time.

4. No provision of this Acknowledgement may be amended, modified or waived, except in a writing signed by the undersigned, and the Company.  The invalidity or unenforceability of any provision of this Acknowledgement will not affect the validity or enforceability of any other provision, and if any restriction in this Acknowledgement is found by a court to be unreasonable or unenforceable, then such court may amend or modify the restriction so it can be enforced to the fullest extent permitted by law.  This Acknowledgement may be executed by electronic signature in any number of counterparts, each of which together will constitute one and the same instrument.

5. Sections 6 of the Letter Agreement will be applicable to this Acknowledgement, and the undersigned hereby agrees to be bound thereby, as if set forth herein.  If any notice, request, demand or other communication is given to the undersigned under this Acknowledgement, it will be given to him at his address set forth on the signature page hereto or such other address as the undersigned will have provided in writing to the Company and the OMERS Asia in accordance with Section 3 of the Letter Agreement.

7. Sections 8 of the Letter Agreement will be applicable to this Acknowledgement, and the undersigned hereby agrees to be bound thereby, as if set forth herein.

IN WITNESS WHEREOF, the undersigned has executed this Acknowledgement as of the date first above written.

/s/ Prateek Maheshwari
Prateek Maheshwari
The Leadenhall Building, 122 Leadenhall Street, London,
EC3V 4AB, United Kingdom

ACKNOWLEDGED AND ACCEPTED as of this 5th day of August, 2021:

AZURE POWER INDIA PRIVATE LIMITED

By:	/s/ Pawan Kumar Agrawal
Name: Pawan Kumar Agrawal
Title: Chief Financial Officer

OMERS INFRASTRUCTURE ASIA HOLDINGS PTE. LTD

By:	/s/ Prateek Maheshwari
Name: Prateek Maheshwari
Title: Authorised Signatory

By:	/s/ Kao Pei Chui
Name: Kao Pei Chui
Title: Authorised Signatory